SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                               AIM GROWTH SERIES


A Special Meeting of Shareholders of AIM Euroland Growth Fund was held on September 4, 2002.

At such meeting, shareholders of AIM Euroland Growth Fund were asked to:

1. Approve an Agreement and Plan of Reorganization that provides for the combination of AIM Euroland Growth Fund, a portfolio of AIM Growth Series, with AIM European Growth Fund, a portfolio of AIM International Funds, Inc.

For a more detailed description of the proposals that were submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The shareholders approved all proposals by the following vote:

The results of the voting on the above matters were as follows:

                                                                                             Votes       Withheld/
         Matter                                                               Votes For      Against    Abstentions
         ------                                                               ---------      -------    -----------
(2)      Approval of an Agreement and Plan of Reorganization that provides for the combination of AIM Euroland Growth Fund, a portfolio of
         AIM Growth Series, with AIM European Growth Fund, a portfolio
        of AIM International Funds, Inc.                                       7,473,534      303,671     387,535